Exhibit 99.1

WEST MARINE STOCKHOLDERS APPROVE ACQUISITION BY MONOMOY CAPITAL PARTNERS

Watsonville, CA, September 12, 2017 - West Marine, Inc. (“West Marine”), a leading omni-channel specialty retailer exclusively offering boating gear, apparel, footwear and other waterlife-related products, today announced that, based on the votes cast at the Special Meeting of Stockholders of West Marine held earlier today, its stockholders voted to approve the previously announced acquisition of West Marine by Monomoy Capital Partners.

The proposed acquisition is expected to be completed on September 14, 2017. The conditions precedent to the acquisition have been satisfied, including the approval of West Marine’s stockholders, or are expected to be satisfied at the closing.

About West Marine

Each person has a unique connection to the water. At West Marine (westmarine.com, NASDAQ: WMAR), our knowledge, enthusiasm and products prepare boaters and other waterlife adventurers to foster that connection and explore their passions. With more than 250 stores located in 38 states and Puerto Rico and an eCommerce website reaching domestic, international and professional customers, West Marine is recognized as a leading Waterlife Outfitter for power boaters, sailors, anglers, watersport and paddlesport enthusiasts. Since first opening our doors in 1968, West Marine associates continue to share the same love for the water as our customers and provide helpful advice on the gear and gadgets they need to be safe and have fun.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, the satisfaction of the conditions precedent to the consummation of the proposed acquisition and other statements regarding the proposed transaction. West Marine’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to:

•	the potential difficulties in employee retention due to the announcement and pendency of the proposed transaction;

•	the response of customers, vendors, suppliers and business partners to the announcement of the proposed transaction;

•	litigation in respect of either company or the merger; and

•	disruption from the merger making it more difficult to maintain certain important relationships.

The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended December 31, 2016. The forward-looking statemetns in this press release are based on information available to West Marine as of the date hereof, and except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.